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                                                                    EXHIBIT 12.1


                             R&B FALCON CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                ($ IN MILLIONS)

                                                                                              Years Ended December 31,
                                                                                 -------------------------------------------------
                                                                                    1998      1997      1996      1995      1994
                                                                                 --------- --------- --------- --------- ---------
Income (loss) from continuing operations before income
        tax expense, minority interest and extraordinary gain ................   $   161.2 $   123.9 $   140.4 $    32.6 $   (2.8)
Add
        Portion of rents representative of the interest factor ...............        14.3      12.1       6.8       3.2      5.9
        Interest on indebtedness inclusive of amortization
                of deferred financing charges ................................        63.9      41.6      40.8      34.6     26.4
                                                                                 --------- --------- --------- --------- --------
                        Income as adjusted ...................................   $   239.4 $   177.6 $   188.0 $    70.4 $   29.5
                                                                                 ========= ========= ========= ========= ========
Fixed charges
        Interest on indebtedness inclusive of amortization
                of deferred financing charges ................................   $    63.9 $    41.6 $    40.8 $    34.6 $   26.4
                        Interest capitalized .................................        39.1      13.7       7.6       0.4      0.6
                        Portion of rents representative of the interest factor        14.3      12.1       6.8       3.2      5.9

                        Fixed charges ........................................   $   117.3 $    67.4(a)$  55.2 $    38.2 $   32.9
                                                                                 ========= =========   ======= ========= ========
Ratio of earnings to fixed charges ...........................................         2.0       2.6       3.4       1.8       -(b)
                                                                                 ========= ========= ========= ========= ========

(a) Fixed charges for the year ended December 31, 1998 and 1997 exclude interest cost of $22.5 million and $7.3 million, respectively, related to the debt of joint venture companies guaranteed by R&B.
(b) As a result of the loss incurred in 1994 earnings did not cover fixed charges by $3.4 million.


          COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                                ($ IN MILLIONS)

The following computation reflects on a pro-forma basis, earnings available for fixed charges and resultant ratio. The computation gives effect to the sale of the senior notes.

                                                                                                Year Ended
                                                                                                December 31,
                                                                                                    1998
                                                                                                ------------
Income as adjusted..............................................................................  $   239.4
                                                                                                  =========
Fixed charges...................................................................................  $   117.3
Pro forma adjustments
  Interest on portion of senior notes that will be used to retire existing debt ................       36.3
  Amortization of deferred financing charges on portion of senior notes that will be used
    to retire existing debt.....................................................................        3.6
Interest requirements reduction attributable to substitution of proceeds from the sale of the
senior notes offered hereby for the debt that is to be retired..................................      (22.4)
                                                                                                  ---------
Pro-forma fixed charges.........................................................................  $   134.8
                                                                                                  =========
Pro-forma ratio of earnings to fixed charges....................................................        1.8
                                                                                                  =========